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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A

AMENDMENT NO. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

SABRE HOLDINGS CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	75-2662240
(State of Incorporation or Organization)	(IRS Employer Identification No.)
3150 Sabre Drive Southlake, Texas	76092
(Address of principal executive offices)	(zip code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☐
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐
Securities Act registration statement file number to which this form relates:	(If Applicable)
Securities to be registered pursuant to Section 12(b) of the Act:
Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Class A Common Stock, par value $.01 per share	New York Stock Exchange
Securities to be registered pursuant to Section 12(g) of the Act:
None (Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.  Description of Registrant's Securities to be Registered.

        The registered securities hereunder are Class A common stock, par value $.01 per share (the "Common Stock"), of Sabre Holdings Corporation, a Delaware corporation ("Sabre"). Our authorized capital stock is 250,000,000 shares of Class A common stock, $.01 par value, and 20,000,000 shares of preferred stock, $.01 par value. At August 1, 2003, 143,588,655 shares of Class A common stock and no shares of preferred stock were outstanding.

        The following description of our Class A common stock is not complete and is qualified in its entirety by reference to our second restated certificate of incorporation and our bylaws. We have filed copies of our second restated certificate of incorporation and our bylaws as exhibits to this registration statement.

        The holders of our Class A common stock are entitled to one vote per share on all matters to be voted on by stockholders. Holders of shares of our Class A common stock are not entitled to cumulate their votes in the election of directors.

        Generally, all matters to be voted on by our stockholders must be approved by a majority, or, in the case of the election of directors, by a plurality, of the votes entitled to be cast by all of our common stockholders, subject to any voting rights granted to any of the holders of our preferred stock. Except as the law may otherwise provide, and subject to any voting rights granted to holders of our preferred stock, amendments to our certificate of incorporation generally must be approved by a majority of our common stockholders.

        Holders of our common stock will share in an equal amount per share in any dividend declared by our board of directors, subject to any preferential rights of any of our outstanding preferred stock.

        On our liquidation, dissolution or winding up, after payment in full of any amounts we must pay to any creditors and any holders of our preferred stock, all of our common stockholders are entitled to share ratably in any assets available for distribution to our common stockholders.

        No shares of our Class A common stock are subject to redemption or have preemptive rights to purchase additional shares of our common stock.

        The transfer agent and registrar for our common stock is The Bank of New York.

        Our Class A common stock trades on the New York Stock Exchange under the symbol "TSG."

        The following provisions in our charter or bylaws may make a takeover of our company more difficult:

    •
    our charter and bylaws provide for a classified board of directors, and generally that any vacancies on the board will be filled only by the affirmative vote of a majority of our remaining directors, even if less than a quorum;

    •
    our charter and bylaws provide that our directors may be removed only for cause and only upon the affirmative vote of holders of at least 80% of the voting power of all the then outstanding shares of our stock entitled to vote generally in the election of directors;

    •
    our charter and bylaws generally provide that stockholder action can be taken only at an annual or special meeting of our stockholders and may not be taken by written consent in place of a meeting;

    •
    our charter generally provides that special meetings of our stockholders can be called only by our board of directors, and that the business conducted at any special meeting of our stockholders is limited to the business set forth in the notice of meeting provided to stockholders;

    •
    our bylaws establish an advance notice procedure for our stockholders to make nominations of candidates for election as directors or bring other business before an annual meeting of our stockholders;

    •
    our bylaws generally provide that the business that may be conducted at an annual meeting is limited to business that has been brought before the meeting by, or at the direction of, our chairman of the board or our board of directors or by a stockholder who has given timely written notice of that stockholder's intention to bring that business before the meeting;

    •
    our charter and bylaws require that any amendment to the provisions of our bylaws or to certain provisions of our charter, including those provisions discussed above, must be approved by the holders of at least 80% of the then outstanding shares of our stock entitled to vote generally in the election of directors; and

    •
    our charter and bylaws provide that our board of directors may amend our bylaws.

        These provisions may delay stockholder actions with respect to business combinations and the election of new members to our board of directors. As such, the provisions could discourage open market purchases of our common stock because a stockholder who desires to participate in a business combination or elect a new director may consider them disadvantageous. Additionally, the issuance of preferred stock could delay or prevent a change of control or other corporate action.

        As a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an "interested stockholder" from engaging in a "business combination" with us for three years following the date that person became an interested stockholder, unless:

    •
    before that person became an interested stockholder, our board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

    •
    upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding stock held by persons who are both directors and officers of our corporation or by specified employee stock plans; or

    •
    on or following the date on which that person became an interested stockholder, the business combination is approved by our board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of our outstanding voting stock excluding shares held by the interested stockholder.

An "interested stockholder" is generally a person owning 15% or more of our outstanding voting stock. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Although our stockholders may elect to exclude our company from the restrictions imposed by Section 203 of the Delaware General Corporation Law, our charter does not currently exclude us from those restrictions.

Item 2.  Exhibits.

        The following exhibits are incorporated by reference to documents previously filed as indicated below.

Exhibit No.	Description
1
Second Restated Certificate of Incorporation, as amended, of Sabre Holdings Corporation ("Sabre") (incorporated by reference from Exhibit 3.1 to Sabre's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000).
2	Restated Bylaws of Sabre (incorporated by reference from Exhibit 3.2 to Sabre's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001).
3	Specimen of Class A Common Stock Certificate (incorporated by reference from Exhibit 4.1 to Sabre's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000).

SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

SABRE HOLDINGS CORPORATION
Date: August 4, 2003	By:	/s/ JAMES F. BRASHEAR
James F. Brashear Corporate Secretary

EXHIBIT INDEX

Exhibit	Description of Exhibit
1
Second Restated Certificate of Incorporation, as amended, of Sabre Holdings Corporation ("Sabre") (incorporated by reference from Exhibit 3.1 to Sabre's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000).
2	Restated Bylaws of Sabre (incorporated by reference from Exhibit 3.2 to Sabre's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001).
3	Specimen of Class A Common Stock Certificate (incorporated by reference from Exhibit 4.1 to Sabre's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000).

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INFORMATION REQUIRED IN REGISTRATION STATEMENT
  Item 1. Description of Registrant's Securities to be Registered.
  Item 2. Exhibits.
SIGNATURE
EXHIBIT INDEX